e) if you commit any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in the Terms of Appointment [or the rules of any applicable regulatory authority [including the FCA and/or PRAJ; or f) if you are guilty of any gross misconduct or serious negligence in connection with or affecting the business or affairs of the Company or the wider HSBC group of companies (the "Group"); or g) if you are guilty of conduct which brings or is likely to bring yourself or the Company into disrepute or is materially adverse to the interests of the Company or the Group; or h) if you are convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or i) if you are, or become, prohibited by law or the Articles or any regulatory body applicable to the Company from being a director; or j) if you are assessed not to be a fit and proper person to perform your role; or k) if your approval to perform a senior manager function is withdrawn by the FCA. If at any time there are matters which arise to cause you concern about your role, you should discuss them with the Senior Independent Director or the Group Company Secretary. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other reason, you should provide an appropriate written statement to the Senior Independent Director or the Group Company Secretary for circulation to the Board. This letter does not confer any right to hold office for any period, nor give you any right to compensation if you cease to be a Director for any reason. Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales. Please do not hesitate to contact me should you have any questions. Yours sincerely, Angela McEntee Group Company Secretary /s/Angela McEntee

For and on behalf of HSBC Holdings pie I have read, understood and agree to the above terms regarding my appointment as a non-executive Group Chair of HSBC Holdings pie. Brendan Nelson Date n .... ,.._ 7 ... ,-, /s/ Brendan Nelson February 18, 2026